EXHIBIT 4.1



                                      NOTE


                                                  Date of Note:  October 5, 1999


Principal Amount:    $7,350,000

Maturity Date:    October 1, 2000

Interest Rate: 8.5% per annum to be computed on an actual/365-day basis (i.e., interest for each day during which any of the Principal Amount is outstanding shall be computed at the Interest Rate divided by 365).

                  FOR VALUE RECEIVED, the undersigned ("Maker") does hereby covenant and promise to pay to the order of PROMUS HOTELS, INC., a Delaware corporation or its successors or assigns (collectively, "Payee"), at 755 Crossover Lane, Memphis, Tennessee 38117-4900, or at such other place as Payee may designate to Maker in writing from time to time, the Principal Amount, on the Maturity Date, together with interest at the Interest Rate on the unpaid portion of the Principal Amount on the first day of the first month following the Date of Note and on the first day of each month thereafter until this Note is paid in full, and with a late payment premium of 4% of any principal or interest payment made more than ten (10) days after the due date thereof which shall be due with any such late payment. All payments of principal, interest and other sums hereunder shall be made in lawful money of the United States and in immediately available funds.

                  Pursuant to Section 2(b) of the Purchase Agreement (as hereinafter defined), in addition to the payment of interest as provided herein, commencing on the first day of the first month following the repayment in full of all sums evidenced by the Note made by Maker to Payee dated September 20, 1999 in the Principal Amount of $26,625,000 and on the first day of each month thereafter, Maker hereby covenants and promises to pay a monthly principal amortization payment equal to the Amortization Amount, as hereinafter defined. Each such principal amortization payment shall be applied in reduction of the Principal Amount. In connection with calculating the Amortization Amount, on or before the twenty-second (22nd) day of each month (or if such 22nd day is not a business day, the first business day thereafter) between the date hereof and the repayment in full of amounts evidenced by this Note and secured by the Mortgage (as hereinafter defined), Maker shall notify Payee (the "Equity Proceeds Notice") of (1) the total proceeds received in connection with the "best efforts" public offering of shares in Maker (the "Equity Proceeds") and (2) the net sum available to Maker from the Equity Proceeds after deduction of offering expenses, including, without limitation, accountants' fees, legal fees, printing expenses, registration fees, NASD filing fees, stock exchange/quotation service listing fees and transfer agent and escrow charges, selling commissions, marketing expense allowance, Property (as herein defined) acquisition fees and expenses and closing costs and a working capital reserve and a reserve for renovations, repairs and replacements of capital improvements for each Property (the "Net Equity Proceeds"), all as contemplated in Maker's Form S-11 Registration Statement, filed on August 3, 1999. For the purposes of this Note (i) the "Amortization Amount" shall mean an amount equal to the excess of the Net Equity Proceeds set forth in the most recent Equity Proceeds Notice over the sum of (x) $37,950,000 plus (y) the aggregate of all previous principal amortization payments applied in reduction of the Principal Amount and (ii) "Property" shall mean the property sold to Maker pursuant to that certain Agreement of Sale dated October 5, 1999 between Hampton Inns, Inc. as seller, and Maker, as buyer (the "Purchase Agreement"). Notwithstanding the foregoing, nothing provided herein shall prevent Payee from paying the Amortization Amount more often than monthly.

                  This Note is secured by, among other things, mortgages and/or deeds of trust and/or deeds to secure debt (individually and collectively, the "Mortgage"), which Mortgage specifies various defaults upon the happening of which all sums owing on this Note may, at Payee's option, be declared immediately due and payable.

                  Maker agrees that it shall be bound by any agreement extending the time or modifying the above terms of payment, made by Payee and the owner or owners of the property affected by the Mortgage, whether with or without notice to Maker, and Maker shall continue liable to pay the amount due hereunder, but with interest at a rate no greater than the Interest Rate, according to the terms of any such agreement of extension or modification. This Note may be prepaid, in whole or in part, without premium or penalty.

                  This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                  Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Maker agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorneys' fees and expenses.

                  All parties to this Note, whether Maker, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

                  Anything herein to the contrary notwithstanding, the obligations of Maker under this Note and the Mortgage shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Payee would be contrary to provisions of law applicable to Payee limiting the maximum rate of interest that may be charged or collected by Payee.

                  In case of any loss, theft, destruction or mutilation of this Note, Maker shall, upon its receipt of an affidavit of an officer of Payee as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to Payee in the same principal amount and otherwise of like tenor as this Note.

                  MAKER BY EXECUTION HEREOF, AND PAYEE BY ACCEPTANCE HEREOF, HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY PAYEE ON THIS NOTE, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

                  This Note and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee (without giving effect to Tennessee's principles of conflicts of law). Maker hereby irrevocably submits to the non-exclusive jurisdiction of any Tennessee State or Federal court sitting in The City of Memphis over any suit, action or proceeding arising out of or relating to this Note, and Maker hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Tennessee State or Federal court sitting in The City of Memphis may be made by certified or registered mail, return receipt requested, directed to Maker at the address indicated below, with a copy to counsel at Jenkens & Gilchrist, Fountain Place, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, and service so made shall be complete five (5) days after the same shall have been so mailed.



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


                  IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.

                                                     APPLE SUITES, INC.,
                                                     a Virginia corporation


                                                     By  /s/  Glade M. Knight
                                                         -----------------------
                                                         Name:  Glade M. Knight
                                                         Title: President

                                                     Address of Maker:

                                                     306 East Main Street
                                                     Richmond, Virginia 23219
                                                     ATTN: Glade M. Knight




                  This is to certify that this Note was executed in my presence on the date hereof by the party whose signature appears above in the capacity indicated.


                                                     /s/  Jacquelyn B. Owens
                                                     ---------------------------
                                                     Notary Public

                                                     My commission expires:

                                                     6/30/03
                                                     ---------------------------